EXHIBIT 4.02

                       J. Baker, Inc.
_________________________________________________________________
      555 TURNPIKE STREET * CANTON, MA * 02021 * 617-828-9300


                                   November 13, 1995


Massachusetts Mutual Life Insurance Company
MassMutual Participation Investors
1295 State Street
Springfield, MA  01111

      RE: 11.21% Senior Subordinated Notes due May 1, 1999 (the "Notes") issued by JBI, Inc. ("JBI") pursuant to a Senior Subordinated Note Agreement dated as of May 1, 1989 (the "Agreement", terms defined therein being used as defined terms herein with the same meaning).

Gentlemen and Ladies:

      This is to confirm our agreement under which you have granted us certain consents and waivers under the Agreement. You are the holder of certain notes (the "Subject Notes") as listed and described below:

                                                       Outstanding
                                                       Principal
      Holder                        Number             Amount
      --------                      -------            -----------
Massachusetts Mutual Life           IR-10              $2,400,000
   Insurance Company

Massachusetts Mutual Life           IR-11              $2,400,000
   Insurance Company

MassMutual Participation            IR-12              $1,200,000
   Investors

      On September 5, 1995, J. Baker, Inc. ("Baker") announced its intention to dispose of its Fayva Footwear division ("Fayva") by the end of the current fiscal year ("Fiscal 1996"). The disposition of Fayva includes, without limitation, the liquidation of existing inventory and fixed assets, the disposition of store leases and the payment of severance expenses related to the termination of the Fayva employees. As a result, Baker will take a significant one-time restructuring charge to earnings to be recorded in the third and fourth quarters of Fiscal 1996
(the "Fayva Disposition").


Massachusetts Mutual Life
  Insurance Company
Massachusetts Participation Investors
November 13, 1995
Page 2

      In order to permit Baker to consummate the Fayva Disposition and for other good and valuable consideration the receipt and sufficiency of which you hereby acknowledge, by your acceptance hereof you hereby grant to JBI and Baker the consent and waivers of the Agreement set forth below.

      Baker hereby represents and warrants that to the best of its knowledge, as of the date hereof, after giving effect to the waiver provided for herein, no Default or Event of Default exists under the Agreement.

      You hereby waive any default under the provisions of Sections
7.4 and 7.7 of the Agreement which would result from the entering into or the consummation of the Fayva Disposition. With respect to
Section 7.7(a) of the Agreement, you agree that the restructuring charge associated with the Fayva Disposition will not be included in the calculation of Earnings Available for Fixed Charges as set forth therein. The confirmation contained in this letter is based upon the facts recited above and is strictly limited to the facts described. Nothing in this letter is intended to be or shall be construed to be a waiver of compliance by Baker or JBI with any provision of the Agreement on an ongoing basis or a modification of any of the terms, conditions or provisions of the Agreement.

      Please confirm your agreement to the above terms by dating and signing this letter in the space indicated and returning the signed copy to the undersigned. Thank you.

                               Very truly yours,
                               J. BAKER, INC.
                               JBI, INC.


                               By:/s/ Alan I. Weinstein
                                   _________________________
                                   Alan I. Weinstein
                                   Senior Executive Vice President

ACCEPTED AND AGREED TO, UNDER SEAL,
AS A LEGALLY BINDING AGREEMENT:
MASSACHUSETTS MUTUAL LIFE          MASSMUTUAL PARTICIPATION
   INSURANCE COMPANY                  INVESTORS

By:/s/ Bruce E. Gaudette           By:/s/ Bruce E. Gaudette
   _________________________         _________________________
    Authorized Officer                Authorized Officer
Name:                                 Name:
Title: Vice President                 Title: Vice President
Date:  November 13, 1995              Date: November 13, 1995